UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

(Name of Issuer)

ORDINARY SHARES

(Title of Class of Securities)

81663 N206 (CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. 81663 N206	13G	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON S.I. Technology Production Holdings Limited — No I.R.S. Identification No.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER 1,830,017,929
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER 1,830,017,929

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,830,017,929
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 81663 N206	13G	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SIHL Treasury Limited — No I.R.S. Identification No.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER 1,830,017,929
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER 1,830,017,929

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,830,017,929
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 81663 N206	13G	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SIIC Treasury (B.V.I.) Ltd. — No I.R.S. Identification No.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER 1,830,017,929
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER 1,830,017,929

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,830,017,929
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 81663 N206	13G	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Shanghai Industrial Holdings Limited — No I.R.S. Identification No.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER 1,830,017,929
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER 1,830,017,929

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,830,017,929
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 81663 N206	13G	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Shanghai Investment Holdings Limited — No I.R.S. Identification No.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER 1,830,017,929
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER 1,830,017,929

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,830,017,929
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 81663 N206	13G	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SIIC Capital (B.V.I.) Limited — No I.R.S. Identification No.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER 1,830,017,929
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER 1,830,017,929

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,830,017,929
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 81663 N206	13G	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Shanghai Industrial Investment Treasury Company Limited — No I.R.S. Identification No.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER 1,830,017,929
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER 1,830,017,929

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,830,017,929
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 81663 N206	13G	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Shanghai Industrial Investment (Holdings) Company Limited — No I.R.S. Identification No.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER 1,830,017,929
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER 1,830,017,929

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,830,017,929
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 81663 N206	13G	Page 10 of 19 Pages

Item 1.	(a)	NAME OF ISSUER

Semiconductor Manufacturing International Corporation

Item 1.	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

18 Zhangjiang Road
Pudong New Area
Shanghai 201203
People’s Republic of China

Item 2.	(a)	NAME OF PERSON FILING:

S.I. Technology Production Holdings Limited
SIHL Treasury Limited
SIIC Treasury (B.V.I.) Ltd.
Shanghai Industrial Holdings Limited
Shanghai Investment Holdings Limited
SIIC Capital (B.V.I.) Limited
Shanghai Industrial Investment Treasury Company Limited
Shanghai Industrial Investment (Holdings) Company Limited

Item 2.	(b)	ADDRESS OF PRINCIPAL OFFICE

The business address of SIHL Treasury Limited, S.I. Technology Production Holdings Limited and Shanghai Industrial Holdings Limited is 26th Floor, Harcourt House, 39 Gloucester Road, Hong Kong, PRC. The business address of SIIC Treasury (B.V.I.) Ltd., Shanghai Investment Holdings Limited, SIIC Capital (B.V.I.) Limited, Shanghai Industrial Investment Treasury Company Limited and Shanghai Industrial Investment (Holdings) Company Limited is 27th Floor, Harcourt House, 39 Gloucester Road, Hong Kong, PRC.

Item 2.	(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

S.I. Technology Production Holdings Limited is organized under the laws of the British Virgin Islands.
SIHL Treasury Limited is organized under the laws of the British Virgin Islands.
SIIC Treasury (B.V.I.) Ltd. is organized under the laws of the British Virgin Islands.
Shanghai Industrial Holdings Limited is organized under the laws of Hong Kong.
Shanghai Investment Holdings Limited is organized under the laws of the British Virgin Islands.
SIIC Capital (B.V.I.) Limited is organized under the laws of the British Virgin Islands.
Shanghai Industrial Investment Treasury Company Limited is organized under the laws of the British Virgin Islands.
Shanghai Industrial Investment (Holdings) Company Limited is organized under the laws of Hong Kong.

Item 2.	(d)	TITLE OF CLASS OF SECURITIES:

Ordinary Shares

Item 2.	(e)	CUSIP NUMBER:

81663 N206

Item 3.		Not applicable.

CUSIP No. 81663 N206	13G	Page 11 of 19 Pages

Item 4.	OWNERSHIP

The following information with respect to the ownership of the Ordinary Shares of the Issuer by the reporting person filing this Statement is provided as of December 31, 2005:

(a) Amount Beneficially Owned:

1,814,991,340 ordinary shares are directly held by S.I. Technology Production Holdings Limited. 7,286,053 shares are directly held by SIHL Treasury Limited. 7,740,536 shares are directly held by SIIC Treasury (B.V.I.) Ltd. S.I. Technology Production Holdings Limited and SIHL Treasury Limited are both wholly owned by Shanghai Industrial Holdings Limited, which in turn is 48.38% owned by Shanghai Investment Holdings Limited and 8.27% owned by SIIC Capital (B.V.I.) Limited. SIIC Capital (B.V.I.) Limited is a wholly owned subsidiary of Shanghai Investment Holdings Limited. Shanghai Investment Holdings Limited is wholly owned by Shanghai Industrial Investment (Holdings) Company Limited through Shanghai Industrial Investment Treasury Company Limited, a wholly owned subsidiary of Shanghai Industrial Investment (Holdings) Company Limited. SIIC Treasury (B.V.I.) Ltd. is wholly owned by Shanghai Industrial Investment (Holdings) Company Limited.

(b) Percent of Class:

10.00%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

-0-

(ii) Shared power to vote or to direct the vote:

1,830,017,929

(iii) Sole power to dispose or to direct the disposition of:

-0-

(iv) Shared power to dispose or to direct the disposition of:

1,830,017,929

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF THE GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

CUSIP No. 81663 N206	13G	Page 12 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 3, 2006

S.I. Technology Production Holdings Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

CUSIP No. 81663 N206	13G	Page 13 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 3, 2006

SIHL Treasury Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

CUSIP No. 81663 N206	13G	Page 14 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 3, 2006

SIIC Treasury (B.V.I.) Ltd.

By:	/s/ Roger L.C. Leung
Authorized Signatory

CUSIP No. 81663 N206	13G	Page 15 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 3, 2006

Shanghai Industrial Holdings Limited

By:	/s/ Roger L.C. Leung
Chief Legal and Compliance Officer

CUSIP No. 81663 N206	13G	Page 16 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 3, 2006

Shanghai Investment Holdings Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

CUSIP No. 81663 N206	13G	Page 17 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 3, 2006

SIIC Capital (B.V.I.) Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

CUSIP No. 81663 N206	13G	Page 18 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 3, 2006

Shanghai Industrial Investment Treasury Company Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

CUSIP No. 81663 N206	13G	Page 19 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 3, 2006

Shanghai Industrial Investment (Holdings) Company Limited

By:	/s/ Roger L.C. Leung
Chief Legal and Compliance Officer